Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

PR questions: Cheryl Isen, Principal, Isen and Company
(425) 222-0779 or Cheryl@IsenandCo.com

Investor questions: Rick Lutz, LC Group
(404) 261-1196 or LCGroup@mindspring.com

IMPART MEDIA GROUP OBTAINS $6 MILLION NON CONVERTIBLE REVOLVING LINE OF CREDIT

Seattle, WA January 30, 2006—IMPART Media Group, Inc. (OTCBB: IMMG) an innovator in the content, creation and management of out-of-home digital advertising and information networks, today announced that it has obtained a three-year non convertible revolving line of credit for up to $6 million from Laurus Master Fund, Ltd. (Laurus Funds). On January 27, 2006, the company received an initial draw of $2 million less certain closing fees. The company plans to use the proceeds for ongoing working capital and expansion plans.

Commenting on the financing, Joe F. Martinez, IMPART Media Group, Inc., Chairman of the Board and Chief Financial Officer stated, “This transaction is representative of the seminal events we deem necessary to fuel our aggressive expansion into the emerging out-of-home digital advertising sector.” Martinez continued, “We believe this transaction will enable IMPART to pursue key strategies to position the company and our products for tremendous acceptance in demographically-rich advertising venues similar to the airport deployments of our iPoint Networks™ product line.”

The financing consists of a $6,000,000 revolving debt facility at an interest rate of WSJ Prime plus 3.0% subject to a floor of 7% for three (3) years from the date of closing with no financial covenants. In addition Laurus was issued 750,000 nominally priced warrants. Laurus further agreed to a one year lock up on the sale of any shares acquired upon exercise of the warrants, as well as a limitation on the number of shares it may sell during each 22 trading day period to less than or equal to twenty-five percent (25%) of the aggregate dollar trading volume of Impart Media’s common stock during such periods.

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IMPART MEDIA GROUP OBTAINS $6 MILLION NON CONVERTIBLE REVOLVING LINE OF CREDIT (2)

About IMPART Media Group, Inc.
IMPART Media Group, Inc., (OTC Bulletin Board: IMMG), headquartered in Seattle, Washington, is a rapidly expanding digital signage leader in the emerging out-of-home media sector. The company is growing through a consolidation strategy that includes acquiring the industries best and brightest talent and most advanced solutions to create a broad, integrated one-stop communications media company focused on digital signage and networked advertising offerings for leading brands in industries such as retail, grocery, banking, restaurants, hospitality, government and public spaces, among others. The company’s digital media solutions enable the simultaneous delivery of video content to a variety of remote audiences in real time, allowing for immediate customization of messages through a centralized network operations center. More information please visit: www.impartmedia.com.

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although the respective management of IMPART Media Group, Inc. believes that the expectations reflected in these forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

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